Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Superior Well Services, Inc. on Form S-3 No. 333-152866, Form S-8 No. 333-130615, and Form S-4 No. 333-145340 of our report dated March 10, 2008, except for Note 11, as to which the date is December 12, 2008, related to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the financial statement schedule listed in Item 15 (b) and the effectiveness of internal control over financial reporting of Superior Well Services, Inc., which appears in this current report on Form 8-K.
/s/ SCHNEIDER DOWNS & CO., INC.
Pittsburgh, Pennsylvania
December 12, 2008